Exhibit 99.1

Aurinia Settles Patent Litigation with Teva
EDMONTON, Alberta – August 19, 2026 – Aurinia Pharmaceuticals Inc. (NASDAQ: AUPH) today announced that it and its subsidiary, Aurinia Pharma U.S., Inc., (collectively, “Aurinia”) have entered into a settlement agreement with Teva Pharmaceuticals Inc. (“Teva”) to resolve patent infringement litigation relating to Teva’s filing of an Abbreviated New Drug Application seeking to market its generic 7.9 mg voclosporin oral capsules in the United States.
Under the terms of the settlement, Teva has stipulated that Aurinia’s U.S. Patent Nos. 10,286,036 and 11,622,991 (which expire in December 2037) are enforceable, valid, and would be infringed by commercial sales within the United States of its generic voclosporin product. The settlement further provides that Teva may launch its generic voclosporin product no earlier than December 7, 2036, unless certain defined contingencies occur earlier. Teva’s ability to market its generic voclosporin product in the United States will also be contingent on Teva obtaining approval from the United States Food and Drug Administration.
Aurinia’s related patent infringement actions continue against each of DifGen Pharmaceuticals LLC, Dr. Reddy's Laboratories, Inc. and its affiliate, Galenicum Health S.L.U., Hikma Pharmaceuticals USA Inc., Lotus Pharmaceutical Co. Ltd. and its affiliate, Sandoz Inc., and Zydus Pharmaceuticals (USA) Inc. and its affiliate, in the United States District Court for the District of New Jersey.
About Aurinia
Aurinia is a biopharmaceutical company focused on delivering therapies to people living with autoimmune diseases with high unmet medical needs. In January 2021, the Company introduced LUPKYNIS® (voclosporin), the first FDA-approved oral therapy for the treatment of adult patients with active lupus nephritis. Aurinia is also developing aritinercept, a dual inhibitor of B cell-activating factor (BAFF) and a proliferation-inducing ligand (APRIL) for the potential treatment of autoimmune diseases.
Forward-Looking Statements
This press release contains forward-looking information within the meaning of applicable Canadian securities law and forward-looking statements within the meaning of applicable U.S. securities law. We caution investors that forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and involve substantial risks and uncertainties that could cause the actual outcomes to differ materially from what we currently expect. Forward-looking statements in this press release apply only as of the date made, and we undertake no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Additional information related to Aurinia, including a detailed list of the risks and uncertainties affecting Aurinia and its business, can be found in Aurinia’s most recent Annual Report on Form 10-K and its other public available filings available by accessing the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (SEDAR) website at www.sedarplus.ca or the U.S. Securities and Exchange Commission’s Electronic Document Gathering and Retrieval System (EDGAR) website at www.sec.gov/edgar, and on Aurinia’s website at www.auriniapharma.com.
Investor Inquiries
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